EXHIBIT 99.1

Contact:	Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper, Inc. Reports Fourth Quarter Results

ALPHARETTA, GEORGIA – March 8, 2006 (NYSE:NP) – Neenah Paper today reported a net loss of $37.7 million for the fourth quarter 2005, or $2.56 per diluted common share, compared with a net loss of $69.7 million, or $4.73 per diluted common share, during the fourth quarter of 2004. Fourth quarter 2005 results included after-tax charges for the impairment of Terrace Bay pulp assets of $33.1 million, or $2.25 per diluted common share. In the fourth quarter of 2004, $72.0 million, or $4.89 per diluted common share, was included for the impairment charge of Terrace Bay assets. Excluding these impairment charges, fourth quarter results would have been a loss of $0.31 per diluted common share in 2005 and earnings of $0.16 in the fourth quarter of 2004. Neenah Paper was part of Kimberly-Clark through November 30, 2004 and results prior to the spin-off date did not reflect higher pulp discounts, interest expense, corporate costs and other changes attributable to operating as a stand-alone company.

For the Fine Paper segment, fourth quarter 2005 net sales of $55.4 million were approximately equal with the prior year period, as higher average selling prices offset a three percent decline in volumes. Operating income for the quarter was $13.1 million in 2005 compared with $16.2 million in 2004. The decline in income was primarily attributable to higher costs for energy and raw materials in 2005, along with lower manufacturing volumes and higher stand-alone corporate expenses.

Technical Products segment net sales of $31.6 million in the fourth quarter of 2005 increased three percent compared to the same period of 2004, primarily as a result of increased volumes. Operating income for the quarter was $2.5 million in 2005 compared with $4.6 million in the fourth quarter of 2004. Reasons for the decline included higher costs for energy and raw materials, a less profitable sales mix and increased research and development and stand-alone corporate expenses.

Pulp segment net sales of $96.8 million in the fourth quarter were two percent below the same period of 2004. Higher price discounts and volume declines, the latter due in part to the May 2005 shutdown of the Terrace Bay No. 1 line, were only partially offset by an improved sales mix and higher market prices. In 2005, the fourth quarter operating loss was $70.2 million, including a $53.7 million pre-tax charge for impairment. The operating loss in the same quarter of 2004 was $124.7 million and included $112.8 million for pre-tax impairment charges. Operating losses, excluding the impact of impairment, increased by $4.6 million in the fourth quarter 2005 as a result of higher costs due to timing of the Pictou mill maintenance down, as well as increased energy and material prices and higher stand-alone corporate costs.

FULL YEAR RESULTS

Net sales for the full year were $733.4 million in 2005 compared with $772.1 million in 2004. The decline in total company sales was due to an 11 percent reduction in Pulp sales, where volumes declined as a result of the closure of the No. 1 mill at Terrace Bay and post spin-off discounts increased on sales to Kimberly-Clark. Sales for the paper segments were flat overall, with Fine Paper sales up one percent and Technical Products down one percent.

Consolidated operating results in 2005 reflected a loss of $30.8 million and included pre-tax charges of $53.7 million for the remaining Terrace Bay impairment and $6.1 million for closure of the No. 1 mill at Terrace Bay. The 2004 operating loss was $39.9 million and included a $112.8 million pre-tax charge for Terrace Bay impairment. Operating results, excluding the impact of impairment and No. 1 mill closure costs, decreased in 2005 primarily due to higher discounts on pulp sales, a stronger Canadian dollar, increased energy and raw material costs and higher costs as a stand-alone company. These cost increases were partly offset by cost savings programs and higher selling prices.

In 2005, the full year net loss was $29.7 million, or $2.02 per diluted common share, compared with a loss of $26.4 million, or $1.79 per diluted common share, in 2004. Combined after-tax Terrace Bay impairment and No. 1 mill closure costs of $36.9 million, or $2.50 per diluted common share, were included in 2005 and an after-tax impairment charge of $72.0 million, or $4.89 per share, was included in 2004. Excluding the mill closure and impairment charges in both years, 2005 earnings were $0.48 per diluted common share and 2004 earnings, when Neenah Paper was largely part of Kimberly-Clark, were $3.10 per share.

OUTLOOK

Commenting on results and the near term outlook, Sean Erwin, Chairman and CEO said, “Industry conditions remain challenging, with sustained higher raw material and energy prices, the Canadian dollar at a 14-year high and market demand for paper that has not been strong. We expect these conditions to continue in the near term. In response, our teams are focused on implementing programs to drive both short and long term results. Our brands remain strong and we are launching new products and expanding distribution channels, as well as working closely with key customers, to deliver growth. We implemented selling price increases in January to further reduce the impact of higher input costs. Our cost savings programs remain active and delivered over $25 million of year-on-year savings, with a large share coming from efforts at the Terrace Bay mill. During the year, we also further defined strategic priorities and actions. These included driving sustainable organic growth in our paper businesses, focusing our business mix on premium papers and technical products, and controlling spending in our pulp operations while developing alternatives to create and unlock value. As part of this process, we expect to evaluate potential acquisitions that can leverage our current product and brand strengths and deliver required financial returns.”

TERRACE BAY UPDATE

On January 30, 2006, Steelworkers union members in our woodlands operation who harvest and deliver fiber to the Terrace Bay mill initiated a strike. Due to a resulting lack of fiber, operations at the mill were suspended on February 22. Following the shutdown, most hourly and salaried employees at the mill were laid off and spending curtailed. Shipments will occur until inventories are depleted. In the event of an extended shutdown, continuing costs are expected to decline as a result of lower heating, operating and maintenance requirements. Reductions in working capital will also occur and could be used as a source of funding for severance payments. The amount of severance will be dependent on the length of the shutdown and could commence as early as the second quarter.

CONFERENCE CALL

Neenah Paper’s conference call to discuss fourth quarter earnings and other matters of interest to investors and analysts will be held at 11 a.m. (Eastern) on March 9. The call will be simultaneously broadcast over the World Wide Web, and stockholders and others are invited to listen to the live broadcast by following the instructions set out in the Investors section of the company’s Web site (www.neenah.com). A replay of the call will be available at the same site through March 31.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the labor situation in Ontario and the ability of the company to realize anticipated cost savings. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.